EXHIBIT 11.1

English Translation

General Code of Conduct

CorpBanca and Subsidiaries

Table of Contents

Message to Our Associates and External Advisors

1.	Scope of Application
2.	Internal Organization
	2.1	Compliance Committee
	2.2	Compliance Officer
3.	Business Conduct
	3.1	Personal Responsibility
	3.2	Conflicts of Interest
3.2.1 Gifts, Invitations and Favors
3.2.2. Business Opportunities
3.2.3 Real Estate Purchases in Court-Ordered Foreclosure Auctions
3.2.4 General Criteria for Preventing Conflicts of Interest
4.	Investment in the Securities Markets
	4.1	Privileged Information
	4.2	Obligations and restrictions in the Securities Markets
	4.3	Duty of Confidentiality
5.	Relationships
	5.1	Client Relations
	5.2	Shareholder Relations
	5.3	External and Regulatory Relations
	5.4	Bribery
	5.5	Associate Relations
	5.6	Supplier Relations
6.	Responsibilities of the Persons Subject to the Code
	6.1	Business Behavior
	6.2	Activities different from those performed within their duties with CorpBanca
	6.3	Commitment to CorpBanca
	6.4	Sexual Harassment
	6.5	Antidiscrimination Act
	6.6	Workplace Safety
	6.7	Drug and Alcohol Use
	6.8	Political Activities
	6.9	Compliance
7.	Violations of Standards and Communicating Problems and Irregularities
	7.1	Violations of CorpBanca’s Standards
	7.2	Communicating Problems and Irregularities
8.	Anti-Money Laundering and Terrorism Financing
9.	Termination of Relationship with CorpBanca
10.	Acknowledgement and Acceptance of and Compromise with the General Code of Conduct
11.	Failure to Comply
12.	Divulgation and Validity
13.	Exhibits
	1.	Disclosure of Gifts and Favors received from Clients or Suppliers
	2.	Confidentiality Agreement
	3.	Acknowledgement and Acceptance of and Compromise of the General Code of Conduct
	4.	Disclosure of Sale and Purchase of shares issued by CorpBanca

MESSAGE TO OUR ASSOCIATES AND EXTERNAL ADVISORS

Dear All,

In order to continue developing first-class human capital, this letter serves to inform all Associates and External Advisors the norms of conduct hereto, based on principles and values intended to guide and be upheld by all associates, both in their personal conduct as well as in performing their daily professional activities.

In response to the trust and recognition of our clients, suppliers, associates and shareholders, all CorpBanca associates should strive to retain this trust, strictly complying with the Code of Conduct.

For all these reasons, we have defined a set of principles that embody our organization’s spirit, philosophy and business practices, framed within our corporate values:

Discipline: CorpBanca is a model of discipline. We each serve as guarantors of strict compliance with our commitments as well as with an integral and honorable behavior.

Passion: CorpBanca is synonymous with passion. Energy and passion define how we act and how we work, fully engaging ourselves at an uninterrupted pace.

Collaboration: Is part of who we are. We think in the team’s success before than individual accomplishments. We act with the highest standards of transparency and honesty.

Creativity: Change is at the forefront of our minds. We are constantly in search of opportunities and willing to learn constantly.

Talent: Our organization’s success depends on our skills and talents.

Service: CorpBanca’s vocation is customer service. Our action is powered by their satisfaction. We stay one step ahead of the market, timely complying and resolving.

Our organization promotes and protects these corporate values and, therefore, has designed this code of conduct to guide the ethical and professional behavior of all CorpBanca Associates and External Advisors, through both specific standards and continuous individual inquiry.

Each of CorpBanca’s Associates and External Advisors should act consistently, coherently and permanently in accordance with these values. Each must carry out their duties responsibly and behave properly at all times.

The standards defined by CorpBanca on business and personal conduct should be contextualized in the respect, observation, compliance with and application of the laws governing their activities.

In carrying out their particular functions, our Associates and External Advisors should know how to identify any situation that may jeopardize their professional objectivity and should avoid any conduct that creates a real or possible conflict of interest or that violates any other provision of the Code of Conduct or the Internal Rules on Order, Hygiene and Safety, or that is inconsistent with the best interests of CorpBanca, our clients, associates, suppliers or others.

The guidelines contained in this Code of Conduct are meant to complement each employment contract and all internal and external standards as well as current legislation. Likewise, it is intended to guide our Associates and External Advisors’ behavior so that ethical behavior extends beyond the provisions of the General Code of Conduct.

This Code is applicable to all of CorpBanca’s Associates and External Advisors

Fernando Massú T.

Chief Executive Officer

1.	SCOPE OF APPLICATION

The General Code of Conduct applies to all CorpBanca’s Associates and External Advisors, who shall be bound to sign a written confirmation, in the terms of Exhibit 3, acknowledging that they understand and undertake to comply with the obligatory standards and actions in performing their jobs.

For the purposes of this Code, CorpBanca will be understood to include the bank and its subsidiaries.

2.	INTERNAL ORGANIZATION

2.1 Compliance Committee

The purpose of this internal control committee is to monitor compliance with the Codes of Conduct and other complementary rules; establish and develop procedures needed to comply with these codes; interpret, manage and supervise compliance with these rules; and resolve any conflicts that may arise. The Compliance Committee is comprised by the following executives:

•	One director

•	Chief Executive Officer

•	Legal Services Division Manager

•	Division Manager of Human Resources

•	Compliance Officer

•	One permanent advisor

This Committee shall meet at least once every 2 months except during the month of February and shall hold extraordinary sessions when deemed necessary by either its president, the Compliance Officer or a majority of its members, in order to maintain itself permanently informed of the activities and matters concerning compliance with the Codes of Conduct and other complementary rules, and shall be governed by its by-laws that shall specify its functions, including the following duties, among others:

1. Issue instructions necessary to develop and comply with the provisions of the Codes of Conduct.

2. Ensure adherence with the provisions of the Codes of Conduct.

3. Acknowledge and/or issue resolutions regarding the measures and compromises adopted by the management level responsible of the area in which a problem or complaint arose.

4. Propose to the management of CorpBanca the application of sanctions to executives in the management level when they do not comply with the compromises undertaken in the context of solving a conflict or complaint.

5. Request, from any party deemed appropriate, participation, documentation and/or information needed to carry out its duties.

2.2 Compliance Officer

The Compliance Officer shall perform the executive functions of the Compliance Committee, within the guidelines the committee may issue. In particular, the Compliance Officer shall be responsible for the following functions:

1. Apply the standards contained in the Codes of Conduct and supervise compliance.

2. Ensure that the policies contained in this Code are constantly refined by proposing any needed modifications to the Compliance Committee.

3. Inform the Compliance Committee of any violations of the Codes of Conduct as soon as they are known, providing full details including the identity of the persons involved and, if appropriate, recommendations or proposals for future steps and measures to be adopted.

4. Guarantee the confidentiality of information reported by individuals disclosing violations of this Code of Conduct.

5. Periodically report to the Compliance Committee any situations that have occurred or activities that have been developed related to its functions.

6. Implement a training program aimed to ensure that all Associates are familiar with the behavior standards and the importance of complying with and adhering to these standards and other internal policies.

This list is not exclusive and, therefore, the Board of Directors, Audit Committee or members of the Compliance Committee may add any other function they deem necessary, whether of a permanent, specific or occasional nature.

In order to carry out their functions, the Compliance Committee and Compliance Officer shall possess broad powers for these purposes and have access to all documentation and information they can legally procure from the persons and areas involved at CorpBanca.

3.	Business Conduct

3.1 Personal Responsibility

It is the responsibility of each and every one of CorpBanca’s associates and External Advisors to read, become familiar with and strictly adhere to this Code of Conduct, which is meant to complement each employment contract as well as external regulatory standards and Chilean legislation. Consequently, each of us is individually responsible for our actions.

Nevertheless, issues and situations may arise that are not described in any document, but for which we expect conduct and decision-making in line with the same high ethical and moral standards.

Individuals in supervisory positions should ensure at all times that their instructions follow external and internal standards and that, if no standard exists for a particular issue, instructions should be logical and adhere to sound criteria and the highest ethical standards.

It is not acceptable for a superior to give instructions that contradict either external or internal standards. Therefore, if an Associate receives instructions that violate the principles expressed in this Code, such Associate shall inform the Compliance Officer or any other member of the Compliance Committee so that they can adopt measures to ensure compliance.

Individual responsibility for our actions is essential to performing our functions and, therefore, we may reject orders from our supervisors that do not comply with this Code.

3.2 Conflicts of Interest

A conflict of interest is defined as any situation that may affect or influence the independence or objectivity of our associates’ or External Advisors’ conduct or interfere with their decisions or obligations regarding clients or suppliers or their relationship with their superiors or the institution itself.

Therefore, associates shall, in personal or work-related activities, avoid any situations that create or could create conflicts of interest with respect to their position in the Bank. As a result, associates shall refrain from the following activities:

1. Participating in any process to evaluate or select suppliers where the associate has a personal, family, economic or other type of interest that may influence his assessment or decision.

2. Requesting or contracting services and/or jobs from CorpBanca suppliers for private purposes.

3. Providing any type of data, information or advice that may affect CorpBanca’s ability to compete or assist another entity, client or supplier in competing or negotiating.

4. Giving preferential treatment to any individual applying to CorpBanca over other candidates, based on personal relationships.

5. Accepting gifts, invitations or commissions from a client or supplier that are inconsistent with the existing commercial relationship, either because of their economic value or the occasion on which they are given.

6. Complying with Chapter II of the Credit Policy, which sets forth that “CorpBanca shall not grant loans to investment companies or other business companies related to associates of CorpBanca”.

In general, participating in any process or making decisions of any nature with respect to granting loans, products or financial services, hiring, and any transaction or matter in which the associate has a direct or indirect interest, whether family, personal or economic.

Lastly, CorpBanca reserves the right to determine if specific conducts constitute real or apparent conflicts of interest or are prohibited, regardless of whether they are specifically identified as such in this Code.

If an associate participates in or learns of a conflict or potential conflict involving private or family interests, he shall notify the Compliance Officer or senior management, who shall in turn notify the Compliance Officer for his subsequent analysis.

3.2.1 Gifts, Invitations and Favors

1. As a general rule, gifts or other courtesies or favors that, given their value, may influence or be interpreted as affecting our actions or decisions, should not be directly or indirectly accepted from clients or suppliers.

2. All CorpBanca associates shall provide quality service to our clients and/or suppliers at all times without intending to receive compensation of any sort, other than salaries and variable income.

3. Consequently, if the gift or favor is not meant to affect the independence of our actions or decisions, it can be accepted as long as its value does not exceed one point five Unidades de Fomento (1.5 UF). Repeated gifts from the same client and/or supplier which collective value exceeds the permitted amount may not be accepted; however, the decision-making criteria shall be based on the good faith of the associates.

If the value exceeds one point five Unidades de Fomento (1.5 UF), the Compliance Officer shall be notified using the “Disclosure of Gifts and Favors received from Clients or Suppliers” form (Exhibit 1), who shall analyze the steps to be taken.

4. Associates are prohibited from receiving any sum of money or any type of securities.

5. Associates may accept invitations to dinners or events arranged by any client or supplier that are related to their professional duties within CorpBanca, as long as the situation does not imply any commitment or influence or, given its character, nature or frequency, cannot be interpreted as a deliberate attempt to affect the associate’s independence, impartiality or judgment.

In the case of invitations to events outside the city or outside Chile, associates should request prior authorization from the Compliance Officer, providing all information about the invitation such as place, date, organizer, programs, guests invited, etc., which shall be evaluated and resolved by the Compliance Committee by absolute majority of its members.

Should any invitation or situation arise that has not been informed and addressed previously, the associate shall notify the Compliance Officer to evaluate and determine the steps to follow.

Summarizing, all of CorpBanca policies/regulations related to giving and receiving gift, invitations and favors shall be complied with.

3.2.2 Business Opportunities

1. Associates are prohibited from participating in business decisions on behalf of CorpBanca in transactions in which they have a personal, financial or other type of interest.

2. Associates may not, in representation of CorpBanca, directly participate in any transaction involving persons with which the associate has a family, personal, economic or other type of relationship. For example, sales executives may not participate in evaluating or managing asset or debt products of any client with which a family, personal, management or ownership, whether direct and/or indirect, affiliation exists.

3. Associates are prohibited from disclosing and using confidential information regarding CorpBanca, its clients and/or suppliers for their own or others’ advantage. This prohibition also applies to insider information, as defined by law.

4. Associates are prohibited from accepting or agreeing to accept fiduciary appointments (i.e. positions based only on trust such as executors, administrators, trustees) from clients and/or suppliers.

5. Associates are prohibited from accepting to represent clients or individuals or companies that provide services to CorpBanca and making use of their powers of representation.

6. Associates are prohibited from attempting to access the inheritance or insurance benefits of any CorpBanca client and/or supplier as heir or legatee.

In the event that any of our associates learns that one of our clients and/or suppliers intends to designate him as an heir, legatee or insurance beneficiary, the associate may not accept this benefit without prior written authorization from the Compliance Officer, who shall present the situation to the Compliance Committee for their evaluation based on factors such as: conflicts of interest, improper influence, etc.

7. Associates are prohibited from having signature power on clients’ current accounts or representing clients in any other way.

8. Participating in business deals, commissions or any other type of benefit offered by a client, supplier or commercial partner of CorpBanca to a member of CorpBanca or a direct member of his family is prohibited. Should such a situation arise, associates are obligated to notify the Compliance Officer.

3.2.3 Real Estate Purchases in Court-Ordered Foreclosure Auctions

In order to ensure transparency in auction processes and to avoid potential abuses, associates and any individual with a personal, family, economic or other type of relationship with an associate are prohibited from being awarded any type of asset, whether real estate or chattel property, that is sold at the request of the Bank or any of its subsidiaries, in relation to lawsuits, tender offers, bankruptcy, etc. However, the Associate shall be able of acquire such property awarded to the bank or received as payment in kind, pursuant to the conditions set forth in the bank’s internal procedures for such properties.

3.2.4 General Criteria for Preventing Conflicts of Interest

Independent of any specific restrictions that may be established by the Compliance Division for particular cases, no Associate may grant, approve or exercise influence so as to approve loans or deals between CorpBanca and clients or suppliers with which the associate has an affiliation.

Any situations not in accordance with this Code shall be communicated to the Compliance Officer as soon as they are identified and with sufficient notice before taking any actions that may be affected by the situation. CorpBanca reserves the right to determine if specific conducts constitute real or apparent conflicts of interest or are prohibited, regardless of whether they are specifically identified as such in this Code.

Any doubt with respect to how a potential conflict of interest should be resolved should be directed to the Compliance Officer.

Ultimately, the Compliance Committee will be responsible for assessing the steps to follow for all conflict of interest cases presented to it for judgment.

4.	Investments in the Securities Markets

No investment decision can be based on Privileged Information. The Securities Markets Act sets forth that any person in possession of privileged information should keep it under strict reserve, refraining from communicating such information to third parties or from recommending the sale or purchase of securities.

4.1. Privileged Information

Concept

As set forth in article 164 et seq of the Securities Market Act, it shall be deemed Privileged Information any information that:

A. Refers to one or more issuers of securities, their businesses or one or more securities issued by them;

B. Has not been disclosed to the market; and

C. Its knowledge, by its nature, is capable of influencing the trade of the securities issued.

It shall be also deemed to be privileged information, the information regarding the decisions involving the acquisition, sale and acceptance or rejection of specific offerings made by an institutional investor in the securities market.

To evaluate if certain information may influence the trade of issued securities, it shall be considered whether a prudent investor would have considered such information as relevant for his investment decisions.

It is not necessary that such information may influence the trade of the securities only for “its content”, but also for “its nature”. This is the reason why the SVS has interpreted that the information contained in the Ficha Estadística Condificada Uniforme (Uniform Encoded Statistical Form) shall always be Privileged Information before it has been disclosed to the market.

Privileged Information shall cease to have such character as from the moment in which it is made public, this is, known by the Market.

To determine when is it possible to consider that certain information is available to the general public, among others, it shall be considered if it has been disclosed completely, by means of an effective channel and of easy access to investors and the public.

In general, engaging in any transaction or commercial act, directly or indirectly, for oneself or third parties, which is based or founded on any non-public information learned in one’s capacity as a CorpBanca associate.

Privileged information may only be disclosed to persons that need to know such information for the performance of their duties in CorpBanca. This information may not be disclosed in places where it could be heard by persons that are not on a legitimate position to know it, such social gatherings, public places, taxis, elevators, restaurants, etc. Transferring information regarding confidential business of or information on clients among the Loan, Risk, Commercial and Treasury Divisions and Subsidiaries shall be limited to what is strictly necessary for the due course of business.

The associates that have access to CorpBanca’s clients’ privileged information, shall abstain from purchasing or selling the securities of such clients.

Any doubt with respect to how the use of insider information should be resolved or managed should be directed to the Compliance Officer.

Lastly, CorpBanca reserves the right to determine if a specific conduct constitutes real or apparent use of privileged information or are prohibited, regardless of whether they are specifically identified as such in this Code.

4.2 Obligations and Restrictions in the Securities Markets

General Considerations

If an associate desires to invest in the securities markets, these transactions may not be usual or recurring and in no case may they interfere in or affect the normal course of their activity and performance of their duties in CorpBanca.

Likewise, the associate shall take into account and comply with the following obligations/restrictions when trading for his benefit in the securities market:

A. General Obligations

- Any sale and/or purchase of securities, whether issued by CorpBanca or by a third party, shall be effected through CorpBanca Corredores de Bolsa S.A. Notwithstanding, it shall be possible to trade with a different broker dealer, with prior reasoned authorization by the Compliance Committee. Such authorization shall be permanent.

- The sale and/or purchase of securities issued by CorpBanca must be informed to the Compliance Officer within the 24 hours following the relevant transaction in the terms of Exhibit 4 “Disclosure of Sale and Purchase of shares issued by CorpBanca”.

- The sale or disposition of shares issued by CorpBanca may not be effected within the 90 days following the acquisition date.

B. Regular Blackout Periods

CorpBanca’s associates and External Advisors may not trade with securities issued by CorpBanca in the period within the first business day of each month and the day in the summary of the bank’s quarterly results are made public, by the inclusion in the website.

Notwithstanding the above, in certain special or exceptional circumstances, the bank’s board of director may resolve that the regular blackout periods described above shall not be applicable, and that, exceptionally, it shall be possible to trade with shares issued by CorpBanca within those regular blackout periods, provided that such trades are carried out within Public Offering of Shares procedures.

C. Exceptional Blackout Periods

Notwithstanding the above, if deemed necessary as a consequence of extraordinary circumstances, the Board of Directors may exceptionally agree to impose a blackout period additional to the regular blackout period.

D. Communication and adherence

The Compliance Officer, or the person appointed by the Board of Directors for these purposes, shall be in charge of announcing the exact termination date for each regular blackout period, thorough the channels determined by the board. In addition, such person shall implement the procedures aimed to enforce these rules.

4.3 Duty of Confidentiality

All CorpBanca associates shall protect and keep confidential any internal information they learn in performing their job and may not reveal, inform or disclose to others any confidential or secret information and any other information regarding CorpBanca’s products, businesses, methods or systems or with respect to its clients, their businesses and their personal financial situations. This information shall not be disclosed nor shared with third parties, whether clients, relatives, friends, partners or other associates that do not need such information to perform their functions within CorpBanca. Internal information shall be defined as information which is not publicly known. It is also important to remember that the General Banking Law protects secrecy and confidentiality.

All information received by the Bank and classified as confidential (as defined in the Policy on Classification and Use of Information, issued by the Operational Risk Management and SOX Division) shall remain confidential indefinitely, even after the individual no longer has any affiliation with the institution. This commitment shall be formalized by signing Exhibit 2 “Confidentiality Agreement”.

Likewise, the associates shall use mass media channels properly, such as Twitter, Facebook and radio among others. It is their duty to comply with their confidentiality obligations when disclosing information in these channels.

In conclusion, information in our possession can only be shared with those with a legitimate and apparent right to know it, providing no law or regulation is violated.

5.	Relationships

5.1 Client Relations

CorpBanca encourages lasting, trust-based relationships with clients, who are the core of our business, respecting their rights, attending to their needs and committing to continually refine our organization’s processes to improve customer attention and service.

For these reasons, our associates’ commitment to our clients is anchored in providing quality products and services that satisfy their needs.

Therefore, among other aspects, clients should be informed of products and services offered by CorpBanca precisely and impartially, without promising non-existent advantages or benefits or concealing costs, nor offering advantages or benefits to certain clients to the detriment of others.

Associates shall avoid interacting with individuals or entities suspected to be involved in illegal or illegitimate businesses. Likewise, associates shall not take part in any operation or transaction with money from illegal activities or that goes against norms of good behavior or public order, such as money laundering, terrorism, bribery, arms trafficking, fraud, prostitution, theft, etc. Should an associate come across this type of operation, it shall notify the Compliance Officer as soon as possible, who shall work together with the Compliance Committee or the Anti-Money Laundering and Terrorism Financing Committee, as applicable, to determine what steps to follow.

5.2 Shareholder Relations

CorpBanca is committed to using capital sensibly to offer its shareholders greater security and returns.

CorpBanca provides its shareholders with timely, thorough and accurate information on matters of their concern.

5.3 External and Regulatory Relations

The Bank’s Chief Executive Officer, or the persons he appoints for these purposes, shall be responsible for communications with third parties and the media. No associate shall issue press releases or give media interviews without prior authorization from the Bank’s Chief Executive Officer.

The chief of Investor’s Relations may also issue press releases regarding the matters determined by the Chief Executive Officer.

Should any important information regarding the Bank appear in the media that does not come from the aforementioned official sources, the Bank shall be authorized to decide whether to officially comment or not on the accuracy of the information, unless required to do so by authorities, in which case the Bank may adopt any of the informative mechanisms contained in current legislation.

CorpBanca associates shall behave in a respectful and collaborative manner, within the context of their specialty, with all public and private authorities and representatives.

Associates are prohibited from extending offers, favors, compensation or courtesies to public or private officials or regulatory employees that may be interpreted as intending to obtain benefits from authorities or external regulators.

Nevertheless, any doubt with respect to how regulatory relations should be addressed with the Compliance Officer.

5.4 Bribery

In compliance with Act No. 20,393, bribery and other corruption conducts are opposed to CorpBanca’s values and shall be penalized pursuant to the provisions of this Code of Conduct. This, notwithstanding any criminal, administrative or employment sanctions that may apply.

It is strictly forbidden to any CorpBanca associate to pursue any action that may be constitutive of bribery. It shall be deemed to be constitutive of bribery any of the following conducts: the offering or the consent to give to any national public official an economic benefit, either for his own benefit or for a third party’s, so that he performs or incurs in the omissions set forth in articles 248, 248 bis and 249 of the Criminal Code, or having carried out or incurred in any of the above.

Likewise, it shall be considered bribery, the offering of, promising or giving to a foreign public official, a benefit, either economic or of other nature, for his benefit or for a third party’s, intended to obtain or maintain, for oneself or for a third party, a business or undue advantage in the context of any international transaction, as provided in article 251 of the Criminal Code.

The Criminal Code, in its articles 250 and 251 makes reference to bribery indicating that the briber shall be sanctioned with the penalties applicable to accomplices in each case, except for the penalties of disqualification and suspension, and that, in any case, what has been received shall be confiscated.

Likewise, it is of the utmost importance to act integrally in every moment, both, in our personal behavior and in performing our professional duties. Considering the aforementioned, any offering, favor, compensation or direct or indirect attention to a public official in Chile or abroad is absolutely forbidden, when for its value or relevance it may influence the decision of such public official or is intended to obtain any benefit or the issuance of certain resolutions or rulings by authorities or supervisors, or that is intended to obtain or retain business for CorpBanca.

Notwithstanding the above, any doubt regarding the way in which an issue of this sort should be resolved, shall be consulted with the Compliance Officer, who shall present the background to the Compliance Committee, for their analysis and solution on a case-to-case basis.

5.5 Associate Relations

Generally speaking, the relationship between CorpBanca and its associates is based primarily on matters addressed in the Internal Rules on Order, Hygiene and Safety and the Human Resources Policy and Procedure Manual, among which include:

1. At CorpBanca, relations with associates are rooted in understanding, trust and mutual commitment.

2. CorpBanca values and provides a setting that encourages transparency and freedom of expression in its work relationships.

3. CorpBanca respects the privacy of its associates and prohibits disclosure of information about them without their prior consent.

5.6 Supplier Relations

In general terms, the relationship between CorpBanca’s associates and its suppliers is detailed in the Policy Manual on Expenses, Investments and Supplier Management, which emphasizes the following matters, among others:

1. Associates should encourage long-term relationships with suppliers based on mutual trust.

2. Supplies and external services should be procured in accordance with procedures established for each case and, if no such procedures exist, using transparent and objective procedures.

3. Associates, especially those involved in making decisions to procure supplies or services or establishing pricing conditions, shall avoid any type of interference that may affect their impartiality or objectivity in these matters.

6.	Responsibilities of the Persons Subject to the Code

6.1 Business Behavior

It is of vital important and necessary for all CorpBanca Associates to properly manage their personal finances and ensure that their indebtedness levels are compatible with their income, so they are always certain they will fulfil their commercial commitments under the agreed-upon terms and conditions.

6.2 Activities different from those performed within their duties with CorpBanca

During business hours, associates are not authorized to carry out work other than that agreed-upon with CorpBanca. If they wish to perform such work outside office hours, they must inform their Division Manager, who shall determine if it interferes, competes or conflicts with CorpBanca’s interests or creates the possibility that the associate’s work-related obligations or duties will not be properly fulfilled. In any case, the associate shall conduct himself irreproachably in a manner that does not affect CorpBanca’s image, refraining from using the name of the Bank and its Subsidiaries or its infrastructure in general and not violating the provisions of this Code.

6.3 Commitment to CorpBanca

All associates are responsible for safeguarding CorpBanca’s assets, properly using resources made available to them and avoiding actions that may cause damage. Among other matters, the following should be considered:

1. CorpBanca associates must avoid any conduct that may deteriorate any of CorpBanca’s assets.

2. Taking special care to protect IT systems, maximizing security measures in place.

3. Not using CorpBanca’s image, name or brand except for properly carrying out one’s professional activities.

4. Proper use of electronic mail, internet access or other similar resources made available to associates.

6.4 Sexual Harassment

All CorpBanca associates are strictly prohibited from engaging in any behavior that is inconsistent with a civilized work environment based on mutual respect among associates and are especially prohibited from making improper requests or insinuations of a sexual nature, through any means, that are not consented to by the recipient and that threaten or harm his or her work situation or employment opportunities. The aforementioned conducts constitute, for the purposes of this Code, sexual harassment behavior.

Sexual harassment behavior does not include consented affectionate relationships that may exist between two associates, which shall be communicated in writing in a timely manner to the Compliance Officer.

Any employee that falls victim to behavior defined by law or internal regulations as sexual harassment has the right to report such behavior in writing to the Compliance Officer. The matter will be treated with strict confidentiality it deserves, notwithstanding application of legal procedures in force.

6.5 Antidiscrimination Act

This Code of Conduct adheres to the provisions of Act No. 20,609 that sets forth measures against discrimination.

6.6 Workplace Safety

The behaviors of associates regarding safety standards are defined in the Internal Rules on Order, Hygiene and Safety, which shall be complied with as indicated in article 67 of Law 16,744.

6.7 Drug and Alcohol Use

Associates are prohibited from attending to work under the influence of alcohol, drugs or narcotics or possessing alcoholic beverages or hallucinogenic drugs on CorpBanca’s premises. They are also prohibited from selling, consuming or giving these substances for consumption at any time and under any circumstances. The exception to alcohol consumption in CorpBanca’s premises or events, shall be granted by express written authorization or instruction by the Human Resources Division Manager.

In any activity sponsored by CorpBanca, associates are strictly prohibited from excessive alcohol use and should conduct themselves in accordance with good practices.

6.8 Political Activities

An associate’s right to participate in legally recognized political activities should be exercised so that these activities are not understood, in any way, to be associated with CorpBanca or to question its commitment to political neutrality. Similarly, participation in such activities should not affect the associate’s professional objectivity nor lessen his dedication to CorpBanca beyond that established in current legislation. In particular, those associates that, in exercising their rights, run as candidates for public office shall resign from the position they hold at CorpBanca. However, any associate that engages in political activity shall do so outside of business hours and CorpBanca’s facilities.

6.9 Compliance

The managers of the various areas and divisions within CorpBanca are responsible for ensuring compliance with the General Code of Conduct in their respective area.

The Compliance Division is in charge of promoting the development and ensuring operational effectiveness of the standards and procedures necessary to guarantee compliance with laws and standards of ethical behavior, as well as behavioral criteria and guidelines contained in this Code.

The Compliance Division is also responsible for identifying any potential violations and properly managing any resulting risks, as well as ensuring associates are appropriately trained on the General Code of Conduct. In general, the Human Resources Division shall work towards proper observance of this Code.

7.	Violations of Standards and Communicating Problems and Irregularities

7.1 Violations of CorpBanca’s Standards

CorpBanca’s associates shall be committed to our policies, standards and procedures. Therefore, any violation shall be sanctioned in accordance with current internal and external standards regulating the relationship between CorpBanca and its associates, notwithstanding any civil and criminal liability that may exist. This policy exists to protect CorpBanca and its clients from risks and losses and to protect associates from any unfounded, inaccurate or unjustified accusation. Some matters to consider, among others, include:

1. The competent courts shall be notified of any act that may constitute a misdemeanor or a crime.

2. In the event of willful misconduct by any CorpBanca associate, care must be taken to avoid unfounded, inaccurate or unjustified accusations.

3. The following conducts, among others, violate CorpBanca’s rules and standards:

A. Negligence or omission in complying with internal standards and general and specific policies issued by CorpBanca.

B. Failure to comply with standards, rules and laws issued by regulatory and/or supervisory bodies such as the Central Bank of Chile, the Superintendence of Banks and Financial Institutions, the Superintendence of Securities and Insurance, the Chilean Internal Revenue Service and the US Securities and Exchange Commission (Sarbanes-Oxley Act), among others. Each associate is responsible of familiarizing himself with these standards.

C. All conducts that constitute a crime or misdemeanor as per current laws.

D. Concealing important information or giving erroneous information to any person performing an audit or investigation.

E. Failing to report, hiding or retaining information regarding violations of CorpBanca’s standards, rules and policies.

F. Retaliating, directly or indirectly, or encouraging retaliation against any associate that has reported serious suspicion that CorpBanca’s policies have been violated.

7.2 Communicating Problems and Irregularities

CorpBanca’s Board of Directors and senior management are committed to the importance of each associate’s role in achieving high organizational behavior standards.

For these purposes, CorpBanca has created communications channels so that any member or associate of CorpBanca may express their concerns, irregularities’ claims, fraud, bribery, violations or questionable situations in connection with accounting matters or internal control procedures and, especially, compliance with this Code. Such channels guarantee confidentiality, transparency, easy access and anonymity.

All information received shall be handled confidentially and treated depending on the nature of the information. In accordance with our non-retaliation standards, each action shall be reviewed and evaluated as appropriate using principles of good faith.

Communication Channels

The following channels have been defined for reporting such information:

1. You may directly contact the Compliance Officer in person, by email or by phone (extension 2012).

2. You may also contact the Human Resources Manager in person, by email or by phone (extension 2580).

3. E-mail account “Ethics and Conduct”: eticayconducta@CorpBanca.cl, managed by the Compliance Division.

4. If an associate wishes his identity to remain private, the following mechanism is available:

- Anonymous Communication Channel. It can be accessed through the Intranet, in the link “Canal de Comunicación Anónimo”. These two channels are managed by the Compliance Division.

5. Those complaints against the Compliance Division must be communicated to the following address: auditoriainterna@corpbanca.cl, managed by the Controller Division.

Through all of the channels mentioned above it is possible to provide information regarding irregular situations, violations to CorpBanca’s rules and policies, crimes and mal-practices such as:

Conducts that oppose the provisions of the Anti-Money Laundering, Terrorism Financing and Bribery Handbook; situations that oppose the values that CorpBanca and its subsidiaries promote; criminal or fraudulent activities; activities that violate the General Code of Conduct and the Code of Conduct in the Securities Market, regarding conflicts of interest; management of privileged information; unethical conducts, potential violations to the laws and regulations; fraud in the financial statements and, above all, any situation requiring the attention of CorpBanca’s management or Board of Directors.

Notwithstanding the above, regardless of the channel used to communicate these situations, they shall be informed to the Compliance Committee.

If it is desired to inform and/or file a complaint of a situation maintaining anonymity, at least the following information shall be given: Description of the act to which the complaint relates, place (area or branch), responsible party, date, and any other information deemed relevant and that may contribute to back up the information granted.

CorpBanca’s senior management undertakes to keep the source of the information under strict reserve, regardless their position or rank within CorpBanca.

8.	Anti-Money Laundering and Terrorism Financing

CorpBanca identifies itself and is committed with society and the authorities in upholding all laws and regulations against money laundering and terrorism financing.

Given the nature of financial transactions used for criminal activity, it is possible that banks and banking activities indicated by law may be used as agents to transfer or deposit funds from a range of criminal activities, particularly those relating to drug trafficking and terrorism, thus compromising the stability, seriousness and credibility of diverse institutions on a global scale.

In the context of the provisions of Acts 19,913 and 20,393, and considering the harmful effects for CorpBanca if it is used to carry out any money laundering, terrorism financing or bribery activity, it is hereby set forth that it is an essential and mandatory duty for all of the Associates to comply with the policies described in the Anti-Money Laundering, Terrorism Financing and Bribery Handbook and to all the specific regulation thereto.

9.	Termination of Relationship with Corpbanca

All persons having signed this Code whose relationship with CorpBanca is terminated, shall abstain from using any information obtained during their period of affiliation with the institution, including client lists or relationships.

Associates assume that all work developed for CorpBanca, whether or not considered intellectual property, belongs wholly and exclusively to CorpBanca. CorpBanca shall retain possession of reports, proposals, studies, programs and any other product derived from work carried out at the Bank, which may not be copied, reproduced or transmitted in any form without written authorization from CorpBanca.

Associates undertake to return any material that is property of CorpBanca that is in their possession when their activities at CorpBanca are terminated.

All information received by the associate and classified as confidential shall remain confidential indefinitely, even after the individual no longer has any affiliation with the institution.

10.	Acknowledgement and Acceptance of and Compromise with the General Code of Conduct

All CorpBanca associates and directors declare to have read and understood this General Code of Conduct and undertake to strictly comply with its contents by signing Exhibit 3 “Acknowledgement and Acceptance of and Compromise of the General Code of Conduct”.

The Human Resources Division is responsible for distributing, receiving and safeguarding such exhibit, as well as providing all associates with a complete copy of this Code upon joining CorpBanca.

11.	Failure to Comply

Failure to comply with any of the standards contained in this Code shall be perceived as inobservance of the obligations of loyalty and diligence that all associates have towards CorpBanca. The Compliance Committee shall acknowledge and/or issue a statement regarding the measures adopted and compromises undertaken by the supervisor on a Management’s level of the area in which the issue/complaint arose. Likewise, the Compliance Committee may propose to the Bank’s management, the sanctions it deems should be applied when the relevant supervisory unit does not comply with the compromises undertaken for resolving the issues/complaints.

Failure to comply with this Code is also considered a violation of an associate’s employment contract, which may give rise to a verbal or written warning or even termination of the contract, notwithstanding any civil and criminal sanctions appropriate based on current law, based on the nature and gravity of the events and the consequences to CorpBanca and the market in general.

12.	Divulgation and Validity

This Code is presumed to be known as from the moment it is duly disclosed in the Intranet. Its validity shall be indefinite. The same rule shall apply to any amendments hereto.

13.	Exhibits

Exhibit 1: Disclosure of Gifts and Favors received from Clients or Suppliers

English Translation

CORPBANCA

Exhibit 1. Disclosure of Gifts and Favors received from Clients or Suppliers

Declarant Information

NAME	TAX ID	POSITION	DATE

Company / Natural Person	Relation	Description of the Gift or Favor	Estimated Amount of the Gift or Favor	Date of Receipt	Additional Information

SIGNATURE

Exhibit 2: Confidentiality Agreement

English Translation

CORPBANCA

Exhibit 2. Confidentiality Agreement

Santiago,             ,         .

The person who executes this document solemnly declares that he/she will keep confidential the information related to the Bank, its Subsidiaries and the clients of the Bank, and covenants not to disclose such confidential information to third parties, except when such disclosure may be ordered by a court or other governmental entity.

NAME	TAX ID	SIGNATURE

Exhibit 3: Acknowledgement and Acceptance of and Compromise of the General Code of Conduct

English Translation

CORPBANCA

Exhibit 3. Acknowledgement and Acceptance of the General Code of Conduct

Santiago,                     ,         .

Mr. (Mrs.)                             , identity card No.                     , hereby acknowledges and agrees to abide by the “General Code of Conduct”, which is part of a set of mandatory rules of conduct and actions that all personnel of CorpBanca and its Subsidiaries must comply with in the performance of their functions. The General Code of Conduct supplements employment contracts, the Rules of Procedures, any other internal and external rules, and applicable laws.

The employee commits to remain aware of any updates to this Code and any other changes to the document. In order to do so, they should consult the Code at least quarterly on the Intranet.

SIGNATURE	TAX ID

Exhibit 4: Disclosure of Sale and Purchase of shares issued by CorpBanca

English Translation

CORPBANCA

Exhibit 4. Disclosure of Sale and Purchase of shares issued by CorpBanca

Declarant Information

NAME	TAX ID	POSITION	DATE

I. Direct financial investments

Date of Purchase	Date of Sale	Issuer	Form of Title	Number	Price	Amount of the investment

Include direct investments made by the declarant as a natural person.

II. Indirect financial investments

Date of Purchase	Date of Sale	Issuer	Form of Title	Number	Price	Amount of the investment	Investor

Include indirect investments made by spouse, minor children and/or related third parties (natural persons and companies).

SIGNATURE

Note: The delivery of information included in this form not substitute the liabilities and covenants imposed by the Chilean law, among others, the obligation to report directly and personally the purchase of CorpBanca securities to the Superintendence of Securities and Insurance.